Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Don R. Madison, CFO Powell Industries, Inc. 713-947-4422

Ken Dennard / ksdennard@drg-e.com Karen Roan / kcroan@drg-e.com DRG&E / 713-529-6600
POWELL INDUSTRIES NAMES TWO NEW BOARD MEMBERS
HOUSTON — JUNE 2, 2008 — Powell Industries, Inc. (NASDAQ: POWL), a leading manufacturer of equipment and systems for the management and control of electrical energy and other critical processes, today announced that Christopher E. Cragg, age 47, and Patrick L. McDonald, age 55, have joined its Board of Directors, effective May 30, 2008. These two additions to the board take the total number of directors to nine.
     Mr. Cragg, who has joined the board as an independent director, is currently Senior Vice President, Operations of Oil States International, a NYSE listed company, where he has previously held other management positions including Vice President, Tubular Services; President of its Sooner Pipe subsidiary; and Executive Vice President and Chief Financial Officer of Sooner Pipe. Prior to that he served as Vice President and Controller, Chief Accounting Officer of Ocean Energy; Manager of Internal Audit at Cooper Industries; and senior manager at a major public accounting firm. Mr. Cragg holds a Bachelor of Business Administration degree from Southwestern University and is a Certified Public Accountant.
     Mr. McDonald is currently President and Chief Operating Officer of Powell Industries, a position he has held since February 2007. McDonald, who has 24 years of professional experience in the electrical business, joined Powell in February 2006 as general manager of Powell’s Electrical Power Products business in Houston. Previously, he served as President of Delta Consolidated Industries, a subsidiary of Danaher Corporation. For 22 years he held numerous leadership positions at Square D, now a part of Schneider Electric, in the areas of finance, operations and product marketing and served as Vice President of both the international and services divisions. Mr. McDonald holds a Bachelor of Science degree from Indiana University.
     Tom Powell, Chairman and Chief Executive Officer, stated, “We are delighted to welcome Chris to our Board of Directors. With his impressive amount of expertise and knowledge in accounting, finance and operations, he will be a strong asset. We are also pleased to have Pat, a key member of our leadership team here at Powell, bring his knowledge and skills to the board.”
Powell Industries, Inc., headquartered in Houston, designs, manufactures and packages systems and equipment for the control, distribution and management of electrical energy and other dynamic processes. Powell provides products and services to large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations, commuter railways and other vehicular transportation facilities. For more information, please visit www.powellind.com.
Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, including but not limited to competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.
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